LAWRENCE E. JAFFE
                              ATTORNEY AT LAW
                             777 TERRACE AVENUE
                     HASBROUCK HEIGHTS, NEW JERSEY  07604
                               (201) 288-8282
                             FAX (201) 288-8208



                              October 29, 1997



Techdyne, Inc.
2230 West 77th Street
Hialeah, Florida 33016

     Re:   Registration Statement-Form S-3
           300,000 Shares of Common Stock

Gentlemen:

     I have acted as counsel for Techdyne Inc, a Florida corporation (the "Company" which term includes its subsidiaries) in connection with the preparation and filing by the Company of a registration statement on Form S-3 (the "Registration Statement") relating to the offer and sale by the Selling Shareholder as identified in the Registration Statement of 300,000 shares of Common Stock, $.01 par value (the "Shares").

     In rendering this opinion, I have examined originals or copies certified or otherwise identified to my satisfaction as being true copies of the Registration Statement, the Restated Certificate of Incorporation of the Company, its Bylaws, minutes of meetings of the Board of Directors of the Company, and such other documents as I have deemed relevant and necessary as a basis for this opinion. In my examination I have assumed the genuine-ness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to original documents submitted to me as certified or photostatic copies. Capitalized terms used in the context of this opinion shall have the same meaning ascribed thereto within the Registration Statement.

     I am admitted to the bars of the States of New York, New Jersey and Florida and express no opinion as to the laws of any other jurisdiction except with respect to the laws of the United States, typically applicable to transactions of the type contemplated by the Registration Statement.
I assume no obligation to supplement this opinion if any applicable laws change after the date hereof, or if I become aware of any facts that may change the opinion expressed herein after the date hereof.

     The opinion expressed in this letter is solely for the use of the Company and the Selling Shareholder in connection with the Registration Statement. This opinion may not be relied on by any other person or in any other connection without my prior written approval. The opinion expressed in this letter is limited to the matters set forth herein, and no other opinions should be inferred beyond the matters expressly stated.

     On the basis of the foregoing, I am of the opinion that the Shares issued to the Selling Shareholder have been duly and validly authorized, delivered and paid for in the manner set forth in the Registration Statement and when registered in a manner set forth in the Registration Statement, will conform to the description as contained in the Registration Statement.

     I hereby consent to the reference to myself under the heading "Legal Matters" in the Prospectus which is part of the Registration Statement, and to the filing of the opinion as Exhibit 5 to the Registration Statement.

                                    Very truly yours,

                                    /s/ Lawrence E. Jaffe

                                    LAWRENCE E. JAFFE

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